Exhibit 10.1

Better Home & Finance Holding Company.	3 World Trade Center, 57th Floor New York, NY 10007
September    ,  2023
[NAME]
Re: DeSPAC Transaction Bonus
Dear [NAME]:
This DeSPAC Transaction Bonus Agreement (this “Agreement”) establishes the terms of your transaction bonus opportunity with Better Home & Finance Holding Company and its subsidiaries or assigns (“Better,” the “Company,” “we” or “us”). Your work significantly contributed to the DeSPAC transaction and we greatly appreciate your efforts. In addition, we consider your continued service and dedication to Better essential to our business. To incentivize you to remain employed with Better, we are pleased to offer you a transaction bonus with a retention component, approved by the Better Board of Directors, as described in this Agreement.
In recognition of your work on the DeSPAC transaction and your continued service with Better from now and until the last day of the second consecutive quarter in which Better achieves positive operating cashflow as defined and determined by Better in its sole discretion (the period from the date hereof until the end of such quarter, the “Retention Period”), we are offering you a cash bonus in the amount of $[●], fifty percent (50%) to be paid no later than fifteen (15) days following your timely execution of this Agreement, and the remainder to be paid in full within fifteen (15) days after Better publicly discloses financial results for the quarter in which the end of the Retention Period occurs (the “Transaction Bonus”). The terms and conditions of the issuance of the Transaction Bonus are detailed below.
1. Eligibility
In order to be eligible to receive the final 50% of the Transaction Bonus, you must (a) be actively employed by Better on the last day of the Retention Period; and (b) remain in compliance with the employee handbook, as determined by Better in its sole discretion, and not be part of any corrective action process, from the date of this Agreement through the end of the Retention Period.
2. Transaction Bonus
If you are eligible to receive the Transaction Bonus and sign and return this Agreement within 7 days of receiving this Agreement, the Company will provide you with your Transaction Bonus amount subject to the following terms:
a.50% of the Transaction Bonus amount will be paid in cash no later than fifteen (15) days following your timely execution of this Agreement; and
b.The remaining 50% of the Transaction Bonus will be paid in cash within fifteen (15) days after Better publicly discloses financial results for the quarter in which the end of the Retention Period occurs, as defined and determined by Better in its sole discretion. In the event Better does not meet such condition on or prior to September 30, 2028, the remaining 50% of the Transaction

Better Home & Finance Holding Company.	3 World Trade Center, 57th Floor New York, NY 10007
Bonus will be forfeited for no further consideration.
3. Termination
You acknowledge that if your employment with Better ends before the end of the Retention Period because you resign or if you are terminated by Better for any reason, you are not eligible for the unpaid portion of the Transaction Bonus.
4. Effect on Other Benefits
You acknowledge that payment of the Transaction Bonus is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end-of-service payments, bonuses, long-service awards, retirement benefits, matching contributions or similar payments, to the extent any are applicable.
5. Assignment
The obligation to pay the Transaction Bonus is solely that of Better, provided that Better may assign its obligations to any entity that succeeds to Better’s business. You may not assign your right to receive the Transaction Bonus.
6. No Right to Continued Employment
The grant of the retention element of this Transaction Bonus opportunity does not give you any right to continue your employment relationship with Better or its subsidiaries or assigns, and you shall remain subject to discharge to the same extent as if this opportunity were not granted to you. You are, and will remain, an at-will employee.
7. Governing Law
The validity, interpretation and performance of this Agreement shall, in all respects, be governed by the relevant laws of the State of New York, without regard to conflicts of law principles.
8. Understandings
This Agreement contains all of the understandings and representations between Better and you relating to the Transaction Bonus and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, with respect to any such Transaction Bonus.
9. Modification
No provision of this Agreement may be modified, altered or amended, except by collective agreement between Better’s General Counsel and you in writing.
10. Section 409A
This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Notwithstanding any other provision of this Agreement, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A. Better may, in its discretion, modify this Agreement to comply with the requirements of Section 409A. For purposes of Section 409A, each payment under this Agreement shall be treated as a separate and distinct payment.

Better Home & Finance Holding Company.	3 World Trade Center, 57th Floor New York, NY 10007
We hope that this arrangement encourages your continued commitment to Better. If you accept the terms of this Agreement, please sign below in the space provided.

Very truly yours,

BETTER HOME & FINANCE HOLDING COMPANY

By:
Paula Tuffin, General Counsel & Chief Compliance Officer

Agreed to and accepted by:

[Printed NAME]

Date: